Exhibit 2(k)(vii)

                          ING PILGRIM SECURITIES, INC.

March 1, 2001

Board of Trustees
Pilgrim Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258

RE:  REDUCTION IN FEE PAYABLE UNDER DISTRIBUTION
     AND SERVICE PLAN FOR THE CLASS B SHARES

Ladies and Gentlemen:

     We have determined to lower the fee payable to ING Pilgrim Securities, Inc. under the Distribution and Service Plan (the "Distribution Plan") for the Class B Shares of Pilgrim Senior Income Fund from 0.75% per annum of the average daily net assets attributable to Class B Shares of the Fund to 0.50% of the average daily net assets attributable to Class B Shares of the Fund from the date hereof through February 28, 2002.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                        Sincerely,

                                        /s/ William H. Rivoir III

                                        William H. Rivoir III
                                        Senior Vice President


Agreed and Accepted:

Pilgrim Senior Income Fund


By: /s/ Daniel A. Norman
   --------------------------------
   Daniel A. Norman
   Senior Vice President